Chatwins Group, Inc.
300 Weyman Plaza
Suite 340
Pittsburgh, Pennsylvania 15236

November 1, 1996

Re:     Amendment No. 6 to Loan and Security Agreement

Gentlemen:

     Reference is made to the-Loan and Security Agreement, dated March 4, 1994 (the "Loan Agreement"), by and between Congress Financial Corporation ("Lender") and Chatwins Group, Inc. ("Borrower"), as amended by Amendment No. 1 to Loan and Security -Agreement, dated June 20, 1995, between Lender and Borrower, Amendment No. 2 to Loan and Security.Agreement, dated September 14, 1995, between Lender and Borrower, Amendment No. 3 to Loan and Security Agreement, dated October.18,-1995,-between Lender and Borrower, Amendment No. 4 to Loan and Security Agreement, dated as of December 29, 1995, between Lender and Borrower, and Amendment No. 5 to Loan and Security Agreement, dated May 1, 1996, between Lender and Borrower ("Amendment No. 5"), together with all other agreements, documents, supplements and instruments now or at any time hereafter executed and/or delivered by Borrower or any other person, with to or in favor of Lender in connection therewith (all of the foregoing, together with this Amendment and the agreements and instruments delivered hereunder, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the "Financing Agreements"). All capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

     Borrower has requested that Lender provide up to $2,500,000 of temporary additional loan availability. Lender is willing to provide such temporary additional availability to the extent set forth herein and subject to the terms and conditions set forth herein.

     1.   Definitions.

          (a) Additional Definition. As used herein or in any of the other Financing Agreements, the term "Temporary Availability A Period" shall mean the period commencing on November 1, 1996 and ending on February 28, 1997, and the Loan Agreement shall be deemed and is hereby amended to include such definition.

          (b) Amendment to Definition. As used herein, or in any of the other Financing Agreements, the term "Additional Availability A Advances" shall have the meaning given in Section 2 of this Amendment and the meaning of such term set forth in Amendment No. 5 shall cease to be applicable for any purpose in respect of the Financing Agreements.

     2.   Additional Availability A Advances.

          (a) Subject to the terms and conditions contained herein and all of the terms and conditions of the Loan Agreement as amended hereby, Lender agrees to make or permit to remain outstanding during the Temporary Availability A Period, additional Advances under the Availability A Component in the aggregate principal amount of $2,500,000 at any one time outstanding in excess of the amount of Advances otherwise determined by Lender to be available to Borrower under the Availability A Component pursuant to Section
2.2 of the Loan Agreement (such additional Advances, the "Additional Availability A Advances") less the cumulative total of all Reductions (as defined below) hereunder through and including the time of determination. The Additional Availability A Advances (i) shall constitute part of and shall be deemed made under the Availability A Component for all purposes under the Financing Agreements, and as such shall constitute part of the obligations, except that such Advances shall not be deemed made pursuant to Section 2.2 of the Loan Agreement for purposes of calculating the maximum amount of Availability A Advances outstanding or available at any time, (ii) shall be subject, without limitation, to the terms and conditions set forth herein and in the Loan Agreement and the other Financing Agreements, (iii) shall be repaid, on or prior to the expiration of the Temporary Availability A Period, without notice or demand by Lender, together with interest and other amounts due thereon, in accordance with the provisions of this Amendment, the Loan Agreement as amended hereby and the other Financing Agreements, and (iv) shall be secured by all of the Collateral.

          (b) During the Temporary Availability A Period, and for so long thereafter as any Additional Availability A Advances remain outstanding, no portion of the temporary additional loan availability provided hereunder for Additional Availability A Advances shall be included under Section 1.29(a)(i) of the Loan Agreement in determining Excess Availability and the Maximum Credit shall remain at $25,000,000 for purposes of Section 1.29(a)(ii) of the Loan Agreement. All outstanding Additional Availability A Advances shall be included as outstanding Obligations under Section 1.29(b)(i) of the Loan Agreement in determining Excess Availability at any time.

          (c) During the Temporary Availability A Period, the maximum amount of Additional Availability A Advances shall be reduced on the close of business on each of the dates set forth below (each, a "Reduction Date") by the respective amount of the reduction (each, a "Reduction") indicated on the table below:

                                   Amount of
                                   Reduction on Each
     Reduction Dates               Reduction Date

     January 31, 1997              $500,000
     February 7, 1997              $500,000
     February 14, 1997             $500,000
     February 21, 1997             $500,000
     February 28, 1997             $500,000

In addition to, and not in limitation of, the Obligation of Borrower to make other payments in respect of Availability A Advances, Borrower shall repay the outstanding Obligations in respect of the Availability A Component that remain outstanding on any day in excess of the maximum amount of Availability A Advances permitted to remain outstanding after giving effect to -the cumulative total of all scheduled Reductions that are provided for hereunder as of and through such day.

          (d) Each of the scheduled Reductions set forth in 2(c) hereof shall constitute a reduction of the maximum amount of Additional Availability A Advances. The amount of Additional Availability A Advances repaid pursuant to such scheduled Reductions may not thereafter be reborrowed.

     3. Amendment Fee. In addition to all other fees, charges, interest and expenses payable by Borrower to Lender under the Financing Agreements, Borrower shall pay to Lender a fee for entering into this Amendment in the amount of $25,000, which amount is fully earned and payable as of the date hereof and may be charged directly to Borrower's loan account maintained by Lender in respect of the Availability A Component.

     4. Additional Representations, Warranties and Covenants. Borrower represents, warrants and covenants with and to Lender as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof, and the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a continuing condition of the making of any and all Advances by Lender to Borrower:

          (a) No Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred as of the date of this Amendment (after giving effect to the amendments made pursuant to this Amendment).

          (b) This Amendment and each other agreement or instrument to be executed and delivered by Borrower hereunder has been duly executed and delivered by Borrower and is in full force and effect as of the date hereof, and the agreements and obligations of Borrower contained herein and therein constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms.

     5. Conditions to Effectiveness of Amendment. The effectiveness of the amendments and waivers pursuant to this Amendment shall be subject to the satisfaction of each of the following conditions precedent:

          (a) Lender shall have received an executed original or executed original counterparts of this Amendment (as the case may be) duly authorized, executed and delivered by the respective party or parties hereto;

          (b) Lender shall have received, in form and substance satisfactory to Lender, an original Supplemental Limited Guarantee with respect to $2,500,000 in the principal amount of the Advances under the Availability A Component, plus interest thereon and collection expenses (including reasonable attorneys' fees and legal expenses), duly authorized, executed and delivered by Bradley;

          (c) All requisite corporate action and proceedings in connection with this Amendment and the documents and agreements to be delivered hereunder shall be in form and substance satisfactory to Lender, and Lender shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Lender may have reasonably requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities; and

          (d) no Event of Default shall exist or have occurred and no event or condition shall have occurred or exist which with notice or passage of time or both would constitute an Event of Default.

     6. Effect of this Amendment. This Amendment and the instruments and agreements delivered pursuant hereto constitute the entire agreement of the parties with respect to the subject matter hereof and thereof, and supersede all prior oral or written communications, memoranda, proposals, negotiations, discussions, term sheets and commitments with respect to the subject matter hereof and thereof. Except as expressly amended pursuant hereto, no other changes or modifications to the Financing Agreements or any waivers of or consents under any provisions thereof are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof.
To the extent of conflict between the terms of this Amendment and the other Financing Agreements, the terms of this Amendment shall control. The Loan Agreement, as heretofore amended, and this Amendment shall be read and construed as one agreement.

     7. Further Assurances. Borrower shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Lender to effectuate the provisions and purposes of this Amendment.

     8. Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of New York (without giving effect to principles of conflicts of laws).

     9. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

     10. Counterparts. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

     Please sign in the space provided below and return a counterpart of this Amendment, whereupon this Amendment, as so agreed to and accepted, shall become a binding agreement between Borrower and Lender.

                              Very truly yours,
                              CONGRESS FINANCIAL CORPORATION

                              By:__________________________________

                              Title:_______________________________

AGREED TO AND ACCEPTED:
CHATWINS GROUP, INC.

By:____________________________

Title:_________________________

CONSENTED TO:

_______________________________
CHARLES E. BRADLEY, SR.